BRISTOL-MYERS SQUIBB AND OXIGENE ANNOUNCE RESEARCH AND
            LICENSING AGREEMENT FOR COMBRETASTATIN ANTI-TUMOR AGENTS

     Novel Compounds Target Blood Vessels Necessary to Support Tumor Growth

     (PRINCETON, NJ, BOSTON, and STOCKHOLM, Sweden, December 16, 1999) - Bristol-Myers Squibb Company (NYSE: BMY) and OXiGENE, Inc. (Nasdaq: OXGN, SSE:
OXGN) today announced an exclusive licensing agreement and research collaboration to develop and commercialize combretastatin anti-tumor vascular targeting agents. Bristol-Myers Squibb has obtained worldwide rights to develop compounds in this new class of anticancer therapies, including the lead compound, Combretastatin A4 Prodrug (CA4P).

     Under the terms of the definitive agreement, Bristol-Myers Squibb will provide up to $70 million in licensing fees, including an upfront payment, development milestones and research funding to OXiGENE for the development of combretastatin compounds for systemic use in all indications. In addition, OXiGENE will receive royalties from any systemic drugs resulting from the collaboration and has retained the rights for non-systemic use in all indications. Further financial details were not disclosed.

     Combretastatin compounds, including CA4P, may selectively target existing blood vessels at tumor sites, thereby cutting off the tumor's blood supply and depriving it of oxygen and nutrients necessary for survival and growth. CA4P is being developed for potential use either as a stand-alone therapy for solid tumors that require blood vessels for survival, or in combination with chemotherapy and radiation to enhance the effectiveness of these traditional cancer treatments.

     "As a world leader in oncology therapy, we are committed to developing a variety of new approaches for treating cancer," said Renzo Canetta, M.D., vice president, Clinical Oncology, Bristol-Myers Squibb. "We believe the combretastatin technology shows great promise for attacking the lifeline of tumors. We look forward to working with OXiGENE to further develop this exciting new approach."

     Bjrn Nordenvall, Ph.D, M.D., OXiGENE's President and CEO, said, "This definitive agreement with Bristol-Myers Squibb is a strong validation of the potential significance of our combretastatin compounds and makes us confident that we can develop the first anti-tumor targeting agent to shutdown bloodflow at the existing tumor site for patients with cancer. Bristol-Myers Squibb is widely recognized as a global leader in the field of oncology and historically has an excellent track record for bringing anticancer therapies through the development stages to market. CA4P's potential, combined with the commitment from Bristol-Myers Squibb makes this an extraordinary event for OXiGENE." With the signing of this agreement, Bristol-Myers Squibb assumes responsibility for the clinical development of CA4P, with the exception of three ongoing Phase I/II clinical trials. OXiGENE is funding and conducting two of these trials in the United States, and one in the United Kingdom, in collaboration with the Cancer Research Campaign. Interim data from two of these studies were recently presented in London, New York and Washington, DC.

     OXiGENE's Phase I/II clinical trials have shown CA4P's ability to reduce blood flow to the tumor measured by magnetic resonance imaging, thus inhibiting the tumor's survival and growth. The studies are the first demonstrations in human clinical trials of an inhibitor that blocks the flow of blood within tumor-associated blood vessels.

     "In preclinical models, a single dose of CA4P could destroy up to 95 percent of solid tumor cells. In addition, the interim clinical results show that we can administer CA4P to humans safely at doses that cause a significant decrease in blood flow to tumors," said Dr. Nordenvall.

     OXiGENE is an international biopharmaceutical company developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company's mission is to develop new therapeutics that will enhance the effectiveness of traditional cancer treatments and to introduce therapies that attack cancer in new ways.

     Bristol-Myers Squibb is a diversified worldwide health and personal care company whose principal businesses are pharmaceuticals, consumer medicines, beauty care, nutritionals, and medical devices. It is a leading maker of innovative therapies forcardiovascular, metabolic and infectious diseases, central nervous system and dermatological disorders, and cancer. The company is a leader in consumer medicines, orthopaedic devices, ostomy care, wound management, nutritional supplements, infant formulas, and hair and skin care products.

     Certain statements made in this press release related to consummation of a definitive agreement between the two parties, and success of the Company's business and technology goals are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause the Company's (OXiGENE's) actual results or outcomes to be materially different from those anticipated and discussed in this press release. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties associated with the regulatory approval of the Company's proprietary drugs, and other risks included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months.

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